Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Declares Quarterly Cash Distribution of $0.4375 Per Unit; Affirms Guidance

TULSA, OKLAHOMA, April 26, 2016 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended March 31, 2016 (the “2016 Quarter”).  Net income in the 2016 Quarter was $47.3 million, or $0.36 per basic and diluted limited partner unit, compared to $106.5 million, or $0.92 per basic and diluted limited partner unit, for the quarter ended March 31, 2015 (the “2015 Quarter”).  Total revenues were $412.8 million in the 2016 Quarter compared to $560.4 million in the 2015 Quarter, primarily resulting from planned reductions in coal sales and production volumes and lower other sales and operating revenues following our acquisition of the remaining equity interests in White Oak Resources LLC (“White Oak”) in July 2015 (the “White Oak Acquisition”).  Lower revenues were offset in part by reduced operating expenses and equity in loss of affiliates related to White Oak and led to EBITDA of $135.8 million for the 2016 Quarter, compared to $192.2 million for the 2015 Quarter.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) has decreased the quarterly cash distribution to unitholders for the 2016 Quarter to $0.4375 per unit (an annualized rate of $1.75 per unit), payable on May 13, 2016 to all unitholders of record as of the close of trading on May 6, 2016.  The announced distribution compares to quarterly unitholder distributions of $0.6625 per unit for the 2015 Quarter and $0.675 per unit for the quarter ended December 31, 2015 (the “Sequential Quarter”).

“ARLP’s operating and financial performance for the 2016 Quarter was in line with our expectations as our results remained solid in the face of an extremely challenging coal market,” said Joseph W. Craft III, President and Chief Executive Officer.  “Although ARLP’s performance continues to lead the industry and our balance sheet remains strong, we are unfortunately being impacted by the contagion caused by the financial struggles facing many of our competitors.  In the current capital market environment, it has become clear that we must be proactive in preserving liquidity in order to maintain access to capital.  The decision by our Board to reduce ARLP’s unitholder distribution, while difficult, is a significant step toward maintaining that access.”

Mr. Craft continued, “ARLP’s guidance for 2016 distributable cash flow has not changed from our year-end earnings release.  For unitholders, this new distribution level provides stability as it

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meaningfully improves ARLP’s coverage to nearly 2.0x for the remaining three quarters of 2016 and an estimated 1.6x at the midpoint of current guidance for the 2016 calendar year.  In the near term, we intend to use our excess cash flow to reduce indebtedness and further strengthen our balance sheet.  Longer term, we are focused on growing our cash flows and returning to our past practice of steadily increasing distributions to our unitholders.”

Consolidated Financial Results

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

Coal sales revenues in the 2016 Quarter were $401.3 million as compared to $517.7 million for the 2015 Quarter primarily as a result of lower coal sales and production volumes due to idling our Onton and Gibson North mines in the Sequential Quarter, the planned depletion of reserves at our Elk Creek mine in the 2016 Quarter and reduced production at our River View, Pattiki, Warrior, Tunnel Ridge and MC Mining operations.  Compared to the 2015 Quarter, these reductions were partially offset by volumes from the Hamilton mine acquired as part of the White Oak Acquisition discussed above.  ARLP’s coal sales revenue was also impacted by lower total average coal sales price realizations in the 2016 Quarter, which fell approximately 1.2% to $53.82 per ton sold compared to $54.49 per ton sold for the 2015 Quarter.

Other sales and operating revenues were $5.0 million in the 2016 Quarter compared to $35.5 million for the 2015 Quarter due to the absence of coal royalty and surface facilities revenues from White Oak as discussed above and the receipt in the 2015 Quarter of certain customer payments in lieu of shipments related to an Appalachian coal sales contract.

Operating expenses in the 2016 Quarter decreased 24.2% to $253.3 million primarily as a result of the previously discussed reduction of coal production volumes, a favorable production cost mix due to ARLP’s initiative to reduce production from higher-cost operations and a build in coal inventory at various mines.  The lower-cost production mix and reduced selling expenses also contributed to decreased Segment Adjusted EBITDA Expense per ton, which improved 3.6% to $33.96 in the 2016 Quarter compared to the 2015 Quarter.

Depreciation, depletion and amortization increased $2.6 million to $80.9 million in the 2016 Quarter compared to the 2015 Quarter, due to the addition of the Hamilton mine partially offset by the impact of idling the Onton and Gibson North mines in the Sequential Quarter and reduced production at our Elk Creek mine.  Equity in loss of affiliates decreased $9.7 million primarily due to the absence of losses in the 2016 Quarter related to our equity ownership in White Oak prior to the White Oak Acquisition.

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Regional Results and Analysis

(in millions, except per ton data)	2016 First Quarter	2015 First Quarter	% Change Quarter / Quarter	2015 Fourth Quarter	% Change Sequential

Illinois Basin (1)
Tons sold	5.530	7.119	(22.3)%	7.809	(29.2)%
Coal sales price per ton (2)	$51.12	$51.73	(1.2)%	$49.96	2.3%
Segment Adjusted EBITDA Expense per ton (3)	$30.94	$32.29	(4.2)%	$28.33	9.2%
Segment Adjusted EBITDA (3)	$112.3	$148.0	(24.1)%	$171.3	(34.4)%

Appalachia
Tons sold	1.926	2.374	(18.9)%	2.162	(10.9)%
Coal sales price per ton (2)	$59.89	$61.45	(2.5)%	$61.08	(1.9)%
Segment Adjusted EBITDA Expense per ton (3)	$39.99	$41.20	(2.9)%	$47.97	(16.6)%
Segment Adjusted EBITDA (3)	$39.4	$55.8	(29.4)%	$29.1	35.4%

Total (4)
Tons sold	7.456	9.501	(21.5)%	9.971	(25.2)%
Coal sales price per ton (2)	$53.82	$54.49	(1.2)%	$52.70	2.1%
Segment Adjusted EBITDA Expense per ton (3)	$33.96	$35.21	(3.6)%	$33.19	2.3%
Segment Adjusted EBITDA (3)	$153.0	$209.0	(26.8)%	$202.0	(24.3)%

(1)         In the third quarter of 2015, ARLP realigned its segment presentation.  The Illinois Basin segment now includes the consolidated Hamilton mine previously owned by White Oak.  Prior periods have been conformed to include our activities with White Oak in the Illinois Basin segment.

(2)         Sales price per ton is defined as total coal sales divided by total tons sold.

(3)         For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(4)         Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Total tons sold in the 2016 Quarter decreased 21.5% and 25.2% compared to the 2015 and Sequential Quarters, respectively, as a result of planned reductions of coal sales volumes in both the Illinois Basin and Appalachian regions.  Lower Illinois Basin coal sales volumes reflect the idling of our Onton and Gibson North mines in the Sequential Quarter, customer deferrals of scheduled shipments during the 2016 Quarter at our River View and Gibson South mines and reduced production at our Hamilton mine.  In Appalachia, lower coal sales volumes in the 2016 Quarter were primarily due to the planned scale back of production at our Tunnel Ridge and MC Mining operations in response to weak coal demand and customer deferrals in the 2016 Quarter.  Customer deferrals and soft coal demand due to a mild winter and excessive customer stockpiles also contributed to an inventory build at our mines of approximately 1.4 million tons during the 2016 Quarter.

Reflecting challenging market conditions and lower-priced legacy contracts at the Hamilton mine obtained in conjunction with the White Oak Acquisition, ARLP’s total coal sales price per ton in the 2016 Quarter decreased 1.2% compared to the 2015 Quarter.  Sequentially, total coal sales price per ton increased by 2.1% due to a favorable Illinois Basin sales mix in the 2016 Quarter.

Total Segment Adjusted EBITDA Expense per ton improved by 3.6% compared to the 2015 Quarter as a result of reduced expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased by 4.2% compared to the 2015 Quarter primarily due to a favorable production mix in the 2016 Quarter as discussed

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above and improved recoveries at our Gibson South and Warrior mines.  Segment Adjusted EBITDA Expense per ton in Appalachia decreased by 2.9% compared to the 2015 Quarter as a result of lower selling expenses and inventory charges at our Tunnel Ridge and MC Mining mines, offset in part by lower recoveries across the region.  Sequentially, total Segment Adjusted EBITDA Expense per ton increased 2.3% as a result of increased expenses per ton in the Illinois Basin partially offset by lower expenses per ton in Appalachia.  Higher expenses per ton in the Illinois Basin reflect higher inventory charges at various mines, the planned reduction of lower-cost longwall production at Hamilton due to reduced coal demand and high customer inventory levels compared to the Sequential Quarter.  The impact of reduced production at Hamilton was offset in part by improved recoveries at Gibson South and planned volume reductions at certain higher-cost mines in the Illinois Basin during the 2016 Quarter as discussed above.  Expenses per ton declined in Appalachia during the Sequential Quarter primarily due to increased production and lower inventory charges at the Tunnel Ridge mine.

Outlook

“Coming into 2016, we expected lower coal demand for our Illinois Basin and northern Appalachian markets due to tepid power demand, persistently low natural gas prices, excess utility stockpiles and regulatory impacts,” said Mr. Craft.  “Mild weather conditions during the 2016 Quarter exacerbated these conditions, keeping the coal markets oversupplied and intensifying pressure on producers to curtail supply.  Supply rationalization is occurring rapidly as evidenced by U.S. coal production falling by approximately 30% year-over-year in the 2016 Quarter and we anticipate production cuts are likely to accelerate throughout the rest of the year.  We continue to view current natural gas prices as unsustainable, eventually setting the stage for improved coal demand as gas supplies and pricing are impacted by significant reductions in drilling capital.”

Mr. Craft added, “We expect the coal markets will remain oversupplied for several quarters and near-term pricing will be challenging.  Later this year the reducing supply picture for both coal and natural gas should support higher prices for both commodities and we are beginning to see some signs of increased buying interest for 2017.  As utilities make their purchasing decisions for 2017 and beyond, we believe ARLP will benefit from our strategically-located, low-cost operations and strong balance sheet.  We are unwavering in our commitment to deliver long-term value to our unitholders and believe ARLP is well positioned to deliver on this commitment.”

Based on results to date and expectations for the balance of 2016, ARLP is maintaining its previous 2016 full-year ranges for coal production of 33.7 to 35.7 million tons, coal sales volumes of 34.6 to 38.1 million tons and revenues, excluding transportation revenues, of $1.82 to $1.95 billion.  EBITDA continues to be estimated in a range of $545.0 to $615.0 million and net income in a range of $230.0 to $300.0 million.  (For a definition of EBITDA and related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

ARLP has secured volume and price commitments for approximately 34.5 million tons in 2016 and has also secured coal sales and price commitments for approximately 21.5 million tons, 14.5 million tons and 7.1 million tons in 2017, 2018 and 2019, respectively.

Capital expenditures of $33.3 million during the 2016 Quarter were below our expectations and ARLP continues to evaluate opportunities to minimize future capital expenditures.  As a result, we are reducing anticipated 2016 total capital expenditures by approximately $27.0 million at the midpoint of prior guidance to a range of $105.0 to $115.0 million.  In addition to these capital

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expenditures, ARLP continues to anticipate funding investments in 2016 of $60.0 to $70.0 million related to its commitment to acquire oil and gas mineral interests.

A conference call regarding ARLP’s 2016 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 74677339.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 74677339.  International callers should dial (404) 537-3406 and provide the same conference number.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows;

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changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gasses, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; we have made investments in oil and gas mineral interests through Cavalier Minerals JV, LLC and the value of those investments and related cash flows may be materially adversely affected by a continuation or worsening of depressed oil and gas prices; our productivity levels and margins earned on our coal sales; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Tons Sold	7,456	9,501
Tons Produced	8,884	10,502

SALES AND OPERATING REVENUES:
Coal sales	$401,292	$517,739
Transportation revenues	6,558	7,148
Other sales and operating revenues	4,979	35,529
Total revenues	412,829	560,416

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	253,303	334,362
Transportation expenses	6,558	7,148
Outside coal purchases	—	322
General and administrative	17,238	16,846
Depreciation, depletion and amortization	80,883	78,268
Total operating expenses	357,982	436,946

INCOME FROM OPERATIONS	54,847	123,470

Interest expense, net	(7,615)	(7,968)
Interest income	3	531
Equity in loss of affiliates, net	(27)	(9,686)
Other income	91	118
INCOME BEFORE INCOME TAXES	47,299	106,465

INCOME TAX BENEFIT	(9)	(2)

NET INCOME	47,308	106,467
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	2	13

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$47,310	$106,480

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$19,722	$36,883

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$27,588	$69,597

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.36	$0.92

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.675	$0.65

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	74,291,114	74,130,405

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,988	$33,431
Trade receivables	119,662	122,875
Other receivables	848	696
Due from affiliates	322	190
Inventories, net	155,344	121,081
Advance royalties, net	6,770	6,820
Prepaid expenses and other assets	23,754	29,812
Total current assets	336,688	314,905

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,065,155	3,044,260
Less accumulated depreciation, depletion and amortization	(1,309,334)	(1,243,985)
Total property, plant and equipment, net	1,755,821	1,800,275

OTHER ASSETS:
Advance royalties, net	32,666	21,295
Equity investments in affiliates	84,234	64,509
Goodwill	136,399	136,399
Other long-term assets	22,694	23,903
Total other assets	275,993	246,106
TOTAL ASSETS	$2,368,502	$2,361,286
LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$63,132	$83,597
Due to affiliates	41	129
Accrued taxes other than income taxes	16,602	15,621
Accrued payroll and related expenses	33,459	37,031
Accrued interest	2,801	306
Workers’ compensation and pneumoconiosis benefits	8,843	8,688
Current capital lease obligations	20,148	19,764
Other current liabilities	19,534	18,929
Current maturities, long-term debt, net	240,436	238,086
Total current liabilities	404,996	422,151
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	644,736	579,420
Pneumoconiosis benefits	61,079	60,077
Accrued pension benefit	38,781	39,031
Workers’ compensation	48,337	47,486
Asset retirement obligations	123,302	122,434
Long-term capital lease obligations	74,895	80,150
Other liabilities	21,684	21,174
Total long-term liabilities	1,012,814	949,772
Total liabilities	1,417,810	1,371,923

COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 74,375,025 and 74,188,784 units outstanding, respectively	1,258,251	1,280,218
General Partners’ deficit	(276,509)	(258,883)
Accumulated other comprehensive loss	(34,429)	(34,557)
Total ARLP Partners’ Capital	947,313	986,778
Noncontrolling interest	3,379	2,585
Total Partners’ Capital	950,692	989,363
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,368,502	$2,361,286

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$80,594	$161,622

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(31,733)	(50,330)
Changes in accounts payable and accrued liabilities	(6,247)	659
Proceeds from sale of property, plant and equipment	458	299
Purchases of equity investments in affiliates	(20,168)	(18,804)
Payments for acquisitions of businesses, net of cash acquired	—	(28,078)
Other	416	1,807
Net cash used in investing activities	(57,274)	(94,447)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	22,500	—
Payments under securitization facility	(13,900)	—
Payments on term loan	(6,250)	(6,250)
Borrowings under revolving credit facility	105,000	95,000
Payments under revolving credit facility	(40,000)	(65,000)
Payments on capital lease obligations	(4,871)	(343)
Contributions to consolidated company from affiliate noncontrolling interest	796	333
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,336)	(2,719)
Cash contributions by General Partners	47	95
Distributions paid to Partners	(88,749)	(84,356)
Other	—	(2,141)
Net cash used in financing activities	(26,763)	(65,381)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,443)	1,794

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	33,431	24,601

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,988	$26,395

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Reconciliation of GAAP “net income” to non-GAAP “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as non-cash impairments and gains and losses on acquisition related accounting.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe Adjusted EBITDA is a useful measure for investors because it further demonstrates the performance of our assets without regard to items that may not reflect the trend of future results.

Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio (“DCR”) is defined as DCF divided by distributions paid to partners.  DCF and DCR are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended March 31,		Three Months Ended December 31,	Year Ended December 31,
	2016	2015	2015	2016E Midpoint

Net income	$47,308	$106,467	$21,475	$265,500
Depreciation, depletion and amortization	80,883	78,268	90,983	281,000
Interest expense, net	7,839	7,649	7,666	33,500
Capitalized interest	(227)	(212)	(177)	—
Income tax (benefit) expense	(9)	(2)	4	—
EBITDA	135,794	192,170	119,951	580,000
Asset impairment charge	—	—	89,435	—
Acquisition gain, net	—	—	(22,548)	—
Adjusted EBITDA	135,794	192,170	186,838	580,000
Equity in loss (income) of affiliates, net	27	9,686	(3)	2,200
Interest expense, net	(7,839)	(7,649)	(7,666)	(33,500)
Income tax benefit (expense)	9	2	(4)	—
Estimated maintenance capital expenditures (1)	(42,199)	(52,089)	(48,147)	(164,700)
Distributable Cash Flow	$85,792	$142,120	$131,018	$384,000
Distributions paid to partners	$88,749	$84,356	$88,102	$244,600
Distribution Coverage Ratio	0.97	1.68	1.49	1.57

(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2016 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.75 per produced ton compared to the estimated $4.96 per produced ton in 2015.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “Adjusted EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015

Operating expense	$253,303	$334,362	$331,099
Outside coal purchases	—	322	1
Other income	(91)	(118)	(205)
Segment Adjusted EBITDA Expense	$253,212	$334,566	$330,895
Divided by tons sold	7,456	9,501	9,971
Segment Adjusted EBITDA Expense per ton	$33.96	$35.21	$33.19

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Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, asset impairment charge and acquisition gain, net divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015

Adjusted EBITDA (See reconciliation to GAAP above)	$135,794	$192,170	$186,838
General and administrative	17,238	16,846	15,148
Segment Adjusted EBITDA	$153,032	$209,016	$201,986
Divided by tons sold	7,456	9,501	9,971
Segment Adjusted EBITDA per ton	$20.52	$22.00	$20.26

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